Exhibit 99.1
Alan Murray Joins C3 AI Board of Directors

REDWOOD CITY, Calif. — April 9, 2024 — C3 AI (NYSE: AI), the Enterprise AI application software company, today announced that Alan Murray, CEO of Fortune Media, will join its board of directors, effective May 1, 2024. Murray brings a wealth of experience in business journalism, leadership, and corporate strategy to the board.

In his role as a board member, Murray will collaborate closely with C3 AI’s leadership team to provide strategic guidance as the company continues to grow and drive innovation in enterprise AI across industries.

Thomas M. Siebel, Chairman and CEO, C3 AI, expressed his enthusiasm about Murray’s appointment, stating, “Alan Murray is a highly respected leader with a proven track record of thought leadership in management and innovation. His deep understanding of global business trends and dynamics will be invaluable as we continue to expand our market presence and help organizations harness the power of artificial intelligence at scale.”

Alan Murray commented on his appointment, saying, “I am thrilled to join the board of C3 AI, a company at the forefront of the AI revolution. I have long admired C3 AI’s commitment to delivering transformative AI solutions that enable businesses to thrive in today’s rapidly evolving digital landscape. I look forward to working closely with Tom and the rest of the board to help shape C3 AI’s strategic direction and drive sustained success.”

Prior to his role as CEO of Fortune Media, Murray served as Chief Content Officer at Time Inc., Editor-in-Chief of Fortune, and Executive Editor of The Wall Street Journal.

About C3.ai, Inc.
C3 AI is the Enterprise AI application software company. C3 AI delivers a family of fully integrated products including the C3 AI Platform, an end-to-end platform for developing, deploying, and operating enterprise AI applications, C3 AI applications, a portfolio of industry-specific SaaS enterprise AI applications that enable the digital transformation of organizations globally, and C3 Generative AI, a suite of domain-specific generative AI offerings for the enterprise.

C3 AI Public Relations
Edelman
Lisa Kennedy
415-914-8336
pr@c3.ai

Investor Relations
IR@C3.ai